EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Loop Media, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value	Other	6,552,393	$6.09	$ 39,904,074	0.00011020	$4,397.43
	Total Offering Amounts					$ 39,904,074		$4,397.43
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$4,397.43

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions. Represents an automatic annual increase on October 1, 2022, and an increase approved by the Board of Directors of the Registrant on September 18, 2022, to the number of shares of the Registrant’s common stock reserved for issuance under the 2020 Plan, which annual increase is provided for in the 2020 Plan.

(2)	Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Registrant’s common stock as reported on the New York Stock Exchange American on December 23, 2022.